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                                  EXHIBIT 11

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                 STATEMENT OF COMPUTATION OF PR SHARE EARNINGS
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

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

                                       PRIMARY               FULLY DILUTED
                                 Three         Three      Three       Three
                                 Months        Months     Months      Months
                                 ended         ended      ended       ended
                                June 30,      June 30,   June 30,    June 30,
                                  1996          1995       1996        1995
                                --------      --------   --------    --------
Net income..................  $      853    $    1,047  $     853  $    1,047
                              ==========    ==========  =========  ==========
Common stock
  Shares outstanding from
    beginning of period.....   5,048,500     4,060,000  5,048,500   4,060,000

Pro rata shares
  Sale of stock...............                 119,116                119,116
  Purchase of treasury stock..   (18,208)                 (18,208)
  Assumed exercise of warrants
   using the treasury stock
   method.....................                  31,834                 31,834
  Assumed exercise of stock
   options using the treasury
   stock method...............    39,142        88,599      39,142     88,599
                               ---------      --------   ---------  ---------
  Weighted average common
    and common equivalent
    shares outstanding........ 5,069,434     4,299,549   5,069,434  4,299,549
                               =========     =========   =========  =========
  Earnings per common and
    common equivalent share... $    0.17     $    0.24   $    0.17  $    0.24
                               =========     =========   =========  =========
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